EXHIBIT 10.19

SETTLEMENT AGREEMENT

          This Settlement Agreement (the “Settlement Agreement”) is entered into as of October 12, 2010 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHB”), the Berkshire Bank, a wholly-owned subsidiary of BHB, Rome Bancorp, Inc. (“Rome”), a Delaware corporation, The Rome Savings Bank (the “Bank”), a wholly-owned subsidiary of Rome, and Charles M. Sprock (the “Executive”).

          WHEREAS, the Executive and Rome are parties to an Amended and Restated Employment Agreement as of November 28, 2007 (“Rome Agreement”), and the Executive and the Bank are parties to an Amended and Restated Employment Agreement as of November 28, 2007 (“Bank Agreement, and together with the Rome Agreement, the “Agreements”), and the Executive is the sole participant in the Benefit Restoration Plan of Rome Bancorp, Inc. (the “BRP”); and

          WHEREAS, BHB and Rome have entered into an Agreement and Plan of Merger, dated as of October 12, 2010 (the “Merger Agreement”), pursuant to which Rome will be merged into BHB (the “Merger”); and

          WHEREAS, it is contemplated that Executive’s employment shall be terminated as of the Closing Date and such termination shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”); and

          WHEREAS, Section 7.6.7 of the Merger Agreement provides that Rome, subject to BHB’s approval, shall enter into this Settlement Agreement which shall terminate the Agreements as of the closing date of the Merger (the “Closing Date”), and in lieu of any payment or benefits under the Agreements and the BRP, the Executive shall be entitled to the settlement benefits set forth herein; and

          WHEREAS, for purposes of Section 409A of the Code, the payments under Section 3(a) of this Settlement Agreement shall be deemed to be payments in substitution of the payments under the Agreement, within the meaning of Treasury Regulation 1.409A-3(f).

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Settlement Agreement, BHB, the Berkshire Bank, Rome, the Bank and the Executive hereby agree as follows:

          Section 1. Termination of the Agreements.

          (a) Termination. The Executive, BHB, the Berkshire Bank, Rome and the Bank hereby agree that the Agreements shall be terminated without any further action of any parties hereto, and agree that the BRP shall be terminated, effective as of the Closing Date. The Executive, in lieu of any payment or benefits under the Agreement or the BRP, shall be entitled to the settlement benefits set forth in Section 3 hereof.

          (b) The Executive, BHB, the Berkshire Bank, Rome and the Bank hereby agree that Section 12(b) of each of the Agreements shall not apply from the date of this Settlement Agreement through the earlier of the Closing Date or the date of termination, if any, of the Merger Agreement (such period, the “Interim Period”), and that the Agreements shall otherwise remain in effect during the Interim Period, including Section 10 of each of the Agreements.

          Section 3. Settlement Benefits.

          (a) Cash Severance Payment. The parties hereto acknowledge that the Merger qualifies as a “Change of Control” as defined under the Agreements and further acknowledge that Executive is a “specified employee” within the meaning of Code Section 409A who will have a “separation from service” within the meaning of Code Section 409A on the Closing Date (“Separation Date”). Immediately before the Effective Time under the Merger Agreement, Rome shall pay to the Executive, a cash lump sum equal to $1,383,627 (the “Cash Severance Payment”), which payment shall be subject to income withholding taxes, representing:

	Payment Source	Payment Amount

1.	Agreements:	$1,025,067
2.	BRP:	$358,560

	Total Payments	$1,383,627

Accordingly, BHB shall pay the Cash Severance Payment to the Executive on the first day of the seventh month following the Separation Date.

          (b) Rabbi Trust. Since the Cash Severance Payment is to be paid on the first day of the seventh month following the Separation Date, the Cash Severance Payment shall be deposited into an irrevocable grantor trust which meets the requirements of Internal Revenue Service Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by Rome with the approval of the Executive (which approval shall not be unreasonably withheld or delayed), and payment to the Executive under this Settlement Agreement shall be adjusted for investment experience of the investments made with the assets of such trust, as determined by the trustee without election by the Executive, which investments shall consist of short-term investment-grade fixed-income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.

          Section 4. Waiver and Release.

          (a) The Executive hereby agrees that payment of the Cash Severance Payment and Additional Compensation, if any, to the Executive will be in full satisfaction of all obligations of BHB, Berkshire Bank, Rome, and the Bank to the Executive under the Agreement and this Settlement Agreement.

          (b) The Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases BHB, Berkshire Bank, Rome and the Bank (which, for purpose of this

Section 4 shall be defined to include all of BHB’s, Rome’s, and the Bank’s related and affiliated entities, their predecessors, successors, heirs or assigns, and any past, present or future officers, board of director members, agents, attorneys, and employees) from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, jointly and individually, that the Executive has had or now has, based upon and/or arising out of the Agreements. Notwithstanding the above, it is understood that the Executive does not waive any rights that the Executive may have to vested benefits under any tax-qualified retirement, restricted stock or stock option awards.

          (c) The Executive waives the rights and claims to the extent set forth above, and the Executive also agrees not to institute, or have instituted, a lawsuit against BHB, Berkshire Bank, Rome, and/or the Bank based on any such waived claims or rights.

          (d) BHB, Berkshire Bank, Rome, the Bank (the “Parties”) and the Executive each agree that the Parties and the Executive shall not at any time, either before or after the Closing Date, make or cause to be made any derogatory or disparaging statement to anyone about the other party, or the Parties’ products, services, financial condition or proposals or about any of the directors, officers or employees of the Parties or regarding the Executive’s employment.

          Section 5. Miscellaneous.

           (a) Successors. The terms of this Settlement Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

          (b) Final Agreement. This Settlement Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Settlement Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review the Settlement Agreement with legal counsel of the Executive’s own choosing, knows and understands this Settlement Agreement contents, and freely and independently signs this Settlement Agreement. No inducements, representations, or agreements have been made or relied upon to make this Settlement Agreement except as stated in this Settlement Agreement.

          (c) Governing Law. The validity, interpretation, construction and performance of this Settlement Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereof.

           (d) Statutory Changes. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections.

           (e) Validity. The invalidity or unenforceability of any provision of this Settlement Agreement shall not affect the validity or enforceability of any other provision of this Settlement Agreement, which shall remain in full force and effect.

           (f) No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of the Executive under the Settlement Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

           (g) Counterparts. This Settlement Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

          Section 6. Effectiveness.

          This Settlement Agreement shall be effective as of the Closing Date, provided, however, that Section 1(b) hereof shall be effective from the day and year first set forth above. In the event the Merger Agreement is terminated for any reason, this Settlement Agreement shall be deemed null and void.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Settlement Agreement as of the day and year first written above.

EXECUTIVE

/s/ Charles M. Sprock

Charles M. Sprock

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly

Michael P. Daly
President and Chief Executive Officer

BERKSHIRE BANK

By:	/s/ Michael P. Daly

Michael P. Daly
President and Chief Executive Officer

ROME BANCORP, INC.

By:	/s/ David C. Nolan

David C. Nolan
Executive Vice-President and Chief Financial Officer

THE ROME SAVINGS BANK

By:	/s/ David C. Nolan

David C. Nolan
Executive Vice-President and Chief Financial Officer